AgroFresh Solutions Reports Results for Second Quarter and First Half of 2017

Year-to-Date Revenues Increased 5.0 Percent; Cash from Operations up 100 Percent

•	Net sales for first half of 2017 up 5.0 percent to $49 million

•
Net income of $3 million for the second quarter and net loss of $9 million for the first half of 2017 compared to a net loss of $25 million for the second quarter and $50 million for the first half of 2016

•
Second quarter EBITDA[1] of $5 million compared to a negative $4 million in the year earlier period, and first half EBITDA[1] of $16 million compared to a negative $0.2 million in the first half of 2016

•	$16 million of cash generated from operations for first half of 2017 compared to $8 million in the first half of 2016

•	Quarter end cash of $79 million up $18 million over the past twelve months

PHILADELPHIA, August 9, 2017 -- AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (NASDAQ: AGFS), a global leader in produce freshness solutions, announced financial results for the second quarter and first half of fiscal 2017, ended June 30, 2017. AgroFresh offers unprecedented pre-and post-harvest expertise to measurably reduce fruit waste from the orchard to the consumer.

Jordi Ferre, Chief Executive Officer, commented, "We made solid progress in the second quarter to bring the first half of the year, our Southern Hemisphere season, to a successful conclusion. We continue to grow our SmartFresh™ revenues, primarily through our customer’s increasing adoption of the SmartFresh™ Quality System. Harvista also continues to generate strong growth. Margins remain in-line with historical averages as we maintain pricing discipline. And, while costs were also down from a year ago, our transition off the Dow platform, implementation of a new ERP system, and continued efficiency and productivity improvements are expected to show additional progress over the balance of the year. The balance sheet remains strong primarily due to the strong cash flow characteristics of our asset-light business model.

“The second quarter was also a quarter of significant progress along a number of strategic fronts. Most prominently, our victory in the MirTech suit confirmed the strength of our intellectual property portfolio. We continue to pursue remedies associated with this decision. In addition, we added fungicides to the SmartFresh™ Quality System, further adding to our industry-leading value proposition.

“We are well prepared for the pivotal second half of the year. The SmartFresh™ Quality System is a compelling value that is unsurpassed in the market. AgroFresh has built its franchise over the past few decades based on service, and we have had our teams in front of customers for months, developing solutions from our product portfolio - from SmartFresh™ , to Harvista, to AdvanStore and our newly introduced ActiMist brand fungicide - that are responsive to their needs. Longer term, we believe there are opportunities to enhance our product offerings and leverage our global footprint through strategic acquisitions and product innovation. The demand for food preservation and waste reduction is on the rise throughout the world, and we are confident we can provide the products and services that will help the entire food supply chain optimize the value of their products.”

(1) EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of EBITDA and the tables at the end of this press release for a reconciliation of Non-GAAP financial measures to GAAP results.

Financial Highlights for the Second Quarter and First Half

Net sales for the second quarter of 2017 were $16 million compared to $18 million in second quarter of 2016, primarily due to seasonal timing differences that can swing revenues between the first and second quarter. Net sales for the first half of 2017 were $49 million, an increase of 5 percent over the first half of 2016.

Operating margins, excluding the impact of inventory step-up amortization in 2016, were relatively stable at 76 percent in the second quarter of 2017 compared to the 78 percent recorded in the second quarter of 2016. The decrease was driven by the impact of our fixed costs on lower sales in the quarter. First half 2017 operating margins were 80 percent, in-line with the same period in 2016.

Research and development costs of $4 million were flat to the second quarter of 2016, while selling, general and administrative expenses of $13 million were down over $1 million from a year ago, primarily due to efficiency and productivity improvements. Administrative expenses include a number of one-time items, such as elevated legal and consulting fees, which, now expensed, and together with more aggressive implementation of efficiency initiatives, should lead to lower expenses in the second half of the year.

Interest expense of $9 million was $5 million less than in the second quarter of 2016, driven by lower accretion of contingent consideration. Cash interest expense in the second quarter of 2017 was relatively unchanged from the same period a year ago. In the quarter, the Company also recorded an $8 million gain on currency and a $15 million tax benefit as a result of the reversal of a deferred tax valuation allowance within the provision for income taxes.

Balance Sheet and Cash Flow

The company continues to generate strong cash flow, with cash from operations of $16 million in the first half of 2017, an increase of 100 percent over the same period in the prior year. As of June 30, 2017, the company had cash on hand of $79 million.

Katherine Harper, CFO, said, “Financial performance in the quarter remains on track with our expectations for the year. Timing issues can shift results between the first two quarters, making comparisons of performance for the entire first half much more meaningful. On that front, we have shown steady growth and better financial results compared to a year ago, especially on the bottom line and in generating positive cash flow. We still expect the full year average run rate for S, G & A to be $11 million per quarter, as the settlement of the MirTech litigation reduces elevated legal and associated expenses and a more aggressive efficiency and productivity enhancement program gains traction in the second half of the year. In addition, we are confident the wind down of our various service agreements with Dow, consolidation of locations, and implementation of other efficiency initiatives will reduce overhead. We are in a very strong financial position headed into the height of our selling season, which provides a strategic competitive advantage. We have also been actively making modest, strategic investments in innovative technologies. By initiating a strategic acquisition program, we are gaining a much wider view and far greater access to additional growth opportunities. With almost $80 million in cash on hand, strong cash flow, and the financial support of Dow and Avenue, we feel that we have the resources to accelerate growth both organically as well as through acquisition in order to further strengthen the AgroFresh franchise.”

Conference Call
The Company will conduct a conference call to discuss its second quarter 2017 results at 8:30 a.m. Eastern Time on August 9, 2017. To access the call, please dial 877-883-0383 from the U.S. or 412-902-6506 from outside the U.S. The conference call I.D. number is 2244803. The call will also be available as a live webcast with an accompanying slide presentation, which will be accessible via the "Events & Presentations" page of the Investor Relations section of the Company's website at www.agrofresh.com. All participants should call or access the website approximately 10 minutes before the conference call begins.

A telephone replay of the conference call will be available by dialing 877-344-7529 (US) and 412-317-0088 (International) until Wednesday, August 23, 2017. The replay I.D. number is 10110919.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measure EBITDA. The Company believes this non-GAAP financial measure provides meaningful supplemental information as it is used by the Company's management to evaluate the Company's performance. Management believes that this measure enhances a reader's understanding of the financial performance of the

Company, is more indicative of operating performance of the Company, and facilitates a better comparison between fiscal periods, as the non-GAAP measure excludes items that are not considered core to the Company's operations.

The Company does not intend for the non-GAAP financial measure contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use this non-GAAP financial measure only in conjunction with the comparable GAAP financial measure. Reconciliations of the non-GAAP financial measure EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.

About AgroFresh
AgroFresh Solutions, Inc. (NASDAQ: AGFS) is a global industry leader in providing innovative data-driven specialty solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in over 40 countries worldwide. Additionally the company has a number of different solutions and application technologies that have either been launched (Harvista, RipeLock, Landspring) or will be launched in the future that will extend its footprint to other crops and steps of the global produce supply chain. For more information, please visit www.agrofresh.com.

Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; costs related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
AgroFresh Solutions, Inc.
Katherine Harper, CFO
investorrelations@AgroFresh.com

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$78,592	$77,312
Accounts receivable, net of allowance for doubtful accounts of $2,031 and $1,242, respectively	30,270	63,675
Inventories	18,220	15,467
Other current assets	13,782	14,047
Total current assets	140,864	170,501
Property and equipment, net	8,186	8,048
Intangible assets, net	757,935	776,584
Deferred income tax assets	8,379	8,459
Other assets	2,193	2,252
TOTAL ASSETS	$917,557	$965,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,228	$12,133
Current portion of long-term debt	4,250	15,250
Income taxes payable	5,531	3,121
Accrued expenses and other current liabilities	32,946	66,366
Total current liabilities	51,955	96,870
Long-term debt	402,877	392,996
Other noncurrent liabilities	70,857	140,833
Deferred income tax liabilities	20,455	—
Total liabilities	546,144	630,699

Commitments and contingencies (see Note 17)
Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 50,999,086 and 50,698,587 shares issued and 50,337,705 and 50,037,206 shares outstanding at June 30, 2017 and December 31, 2016, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding at June 30, 2017 and December 31, 2016	—	—
Treasury stock; par value $0.0001, 661,381 shares at June 30, 2017 and December 31, 2016	(3,885)	(3,885)
Additional paid-in capital	531,573	475,598
Accumulated deficit	(141,622)	(132,200)
Accumulated other comprehensive loss	(14,658)	(4,373)
Total stockholders' equity	371,413	335,145
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$917,557	$965,844

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Net sales	$16,389	$18,385	$49,119	$46,796
Cost of sales (excluding amortization, shown separately below)	3,906	15,833	9,745	39,653
Gross profit	12,483	2,552	39,374	7,143
Research and development expenses	3,735	3,808	7,032	8,237
Selling, general, and administrative expenses	13,435	14,546	29,866	34,212
Amortization of intangibles	10,445	9,899	20,890	19,798
Change in fair value of contingent consideration	(1,211)	(300)	(996)	(3,400)
Operating loss	(13,921)	(25,401)	(17,418)	(51,704)
Other income (expense)	215	(1)	255	54
Gain (loss) on foreign currency exchange	7,968	(1,072)	11,071	(242)
Interest expense, net	(8,564)	(14,316)	(18,857)	(29,324)
Loss before income taxes	(14,302)	(40,790)	(24,949)	(81,216)
Income tax benefit	(16,909)	(15,626)	(15,527)	(30,915)
Net income (loss)	$2,607	$(25,164)	$(9,422)	$(50,301)

Net income (loss) per share:
Basic	$0.05	$(0.51)	$(0.19)	$(1.02)
Diluted	$0.05	$(0.51)	$(0.19)	$(1.02)
Weighted average shares outstanding:
Basic	49,670,621	49,279,167	49,941,993	49,294,817
Diluted	50,035,343	49,279,167	49,941,993	49,294,817

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

(in thousands)	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Cash flows from operating activities:
Net loss	$(9,422)	$(50,301)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,046	21,339
Provision for bad debts	789	—
Stock-based compensation for equity classified awards	806	1,687
Pension expense	153	—
Amortization of inventory fair value adjustment	—	30,377
Amortization of deferred financing costs	1,166	1,121
Accretion of contingent consideration	5,515	15,838
Decrease in fair value of contingent consideration	(996)	(3,400)
Deferred income taxes	(19,726)	(33,798)
Loss on sales of property	80	1
Provision for inventory obsolescence	89	—
Other	43	299
Changes in operating assets and liabilities:
Accounts receivable	37,232	29,617
Inventories	(2,758)	(3,764)
Prepaid expenses and other current assets	198	(7,984)
Accounts payable	(19,864)	1,181
Accrued expenses and other liabilities	(1,987)	3,482
Income taxes payable	2,581	1,008
Other assets and liabilities	205	1,244
Net cash provided by operating activities	16,150	7,947
Cash flows from investing activities:
Cash paid for property and equipment	(2,835)	(3,194)
Proceeds from sale of property	9	8
Other investments	(1,050)	—
Net cash used in investing activities	(3,876)	(3,186)
Cash flows from financing activities:
Payment of Dow liabilities settlement	(10,000)	—
Repayment of long term debt	(2,125)	(2,125)
Repurchase of stock for treasury	—	(1,488)
Net cash used in financing activities	(12,125)	(3,613)
Effect of exchange rate changes on cash and cash equivalents	1,131	1,400
Net increase in cash and cash equivalents	1,280	2,548
Cash and cash equivalents, beginning of period	77,312	57,765
Cash and cash equivalents, end of period	$78,592	$60,313

Supplemental disclosures of cash flow information:
Cash paid for:
Cash paid for interest	$12,309	$12,227
Cash paid for income taxes	$1,291	$2,213

Supplemental schedule of non-cash investing and financing activities:
Accrued purchases of property and equipment	$254	$796
Settlement of Dow liabilities not resulting from cash payment, net of deferred income taxes	$55,089	$—

GAAP to Non-GAAP Reconciliations

The following is a reconciliation between the non-GAAP financial measure of EBITDA to its most directly comparable GAAP financial measure, net income (loss):

(in thousands)	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
GAAP net income (loss)	$2,607	$(25,164)	$(9,422)	$(50,301)
Benefit for income taxes	(16,909)	(15,626)	(15,527)	(30,915)
Amortization of inventory step-up(1)	—	11,872	—	30,377
Interest expense(2)	8,564	14,316	18,857	29,324
Depreciation and amortization	11,068	10,502	22,046	21,339
Non-GAAP EBITDA	$5,330	$(4,100)	$15,954	$(176)

———————————————————————————————

(1)	The amortization of inventory step-up related to the acquisition of AgroFresh was charged to income based on the pace of inventory usage.

(2)	Interest on the term loan and accretion for debt discounts, debt issuance costs and contingent consideration.